EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-115240 and 333-195733) of Pure Cycle Corporation of our report dated November 12, 2019, on the consolidated financial statements of Pure Cycle Corporation as of and for the year ended August 31, 2019, and our report dated November 12, 2019, on internal control over financial reporting as of August 31, 2019, of Pure Cycle Corporation.

/s/ Plante & Moran PLLC

Boulder, Colorado
November 12, 2019